Exhibit 24

Power of Attorney

We, the undersigned directors and/or officers of PATH 1 NETWORK TECHNOLOGIES INC. (the “Company”), hereby severally constitute and appoint Frederick A. Cary, Chief Executive Officer and John R. Zavoli, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, Amendment No. 1 to the Company’s Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2002 filed with the SEC, and any and all amendments to the Annual Report (including post-effective amendments), and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

IN WITNESS WHEREOF, the undersigned hereunto set their hands this 26th day of January, 2004.

Signature	Title(s)

/s/ FREDERICK A. CARY Frederick A. Cary	Chief Executive Officer (principal executive officer)

/s/ JOHN R. ZAVOLI John R. Zavoli	Chief Financial Officer (principal financial and accounting officer)

/s/ JAMES A. BIXBY James A. Bixby	Director

/s/ ROBERT B. CLASEN Robert B. Clasen	Director

/s/ DR. MOSHE NAZARATHY Dr. Moshe Nazarathy	Director

/s/ ROBERT L. PACKER Robert L. Packer	Director